Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-224313) of International Seaways, Inc. of our report dated March 12, 2018 (except for Note 2, as to which the date is May 14, 2018), with respect to the consolidated financial statements and schedule of International Seaways, Inc. and our report dated March 12, 2018, with respect to the effectiveness of internal control over financial reporting, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

New York, New York

May 14, 2018

1	International Seaways, Inc.